EXHIBIT 3.2

AMENDMENT NO. 1
TO
AMENDED AND RESTATED BYLAWS
OF
LEAFLY HOLDINGS, INC.
a Delaware corporation

The Amended and Restated Bylaws of Leafly Holdings, Inc., a Delaware corporation (the “Company”), as amended and in effect on the date hereof (the “Bylaws”), are hereby amended as follows:

1. Section 2.4 of Article II of the Bylaws of the Company is hereby amended and restated in its entirety to read in its entirety as follows:

“Except as otherwise provided by law, the Company’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”), or these Bylaws, the holders of at least 33 1/3% of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting or (b) the holders of the shares of stock entitled to vote who are present, in person or by proxy, shall have the power to adjourn the meeting to another place, if any, date or time. Where a separate class vote by a class or classes or series is required, at least 33 1/3% of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Company or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Company, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Company or any such other corporation to vote shares held by it in a fiduciary capacity. ”

EXHIBIT 3.2

OFFICER’S CERTIFICATE

I, the undersigned, do hereby certify:

(1) that I am the duly elected and acting Chief Executive Officer of Leafly Holdings, Inc., a Delaware corporation (the “Company”); and

(2) that the foregoing amendment to the Company’s Bylaws, constituting one (1) page, has been duly adopted by the Board of Directors of the Company in accordance with the Bylaws.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 1st day of April 2025.

/s/ Yoko Miyashita

Yoko Miyashita

Chief Executive Officer